UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ARENA RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	73-1596109
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

6555 S. Lewis Avenue, Tulsa, Oklahoma 74136
(Address of principal executive offices)

Arena Resources, Inc. Stock Option Plan
(Full title of the plan)

Kenneth E. Dornblaser
Johnson, Jones, Dornblaser, Coffman & Shorb
2200 Bank of America Center
15 W. Sixth Street
Tulsa, Oklahoma 74119
(Name and address of agent for service)

(918) 584-6644
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.

Large accelerated filer |X|	Accelerated filer |_|
Non-accelerated filer |_|	Smaller reporting company |_|

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.001 par value	1,430,000 shares (3)	$7.66	$10,953,800	$430.48
_________________

(1)     Includes, pursuant to Rule 416 under the Securities Act of 1933, as amended, an indeterminable number of additional shares of common stock which may become issuable under the Plan as a result of any future anti-dilution adjustment in accordance with the terms of the Plan or upon a stock split, stock dividend or similar transaction.

(2)     Estimated solely for the purpose of calculating the amount of registration fee, in accordance with Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the weighted average exercise price of $7.66.

(3)     The 1,430,000 shares of common stock being registered represent shares underlying options previously granted that are currently exercisable. The plan provides for a total of 5,000,000 shares (as adjusted for a 2 for 1 stock split in the form of a 100% stock dividend) underlying options that may be granted; 1,100,000 shares underlying options were registered previously; the remaining 2,470,000 shares are not being registered at this time.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

                The documents containing the information specified in Part I will be sent or given to each recipient of a grant under the Registrant’s Stock Option Plan as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended. In accordance with the instructions to Part I of Form S-8, such documents will not be filed as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

                This Registration Statement incorporates herein by reference the following documents which have been filed with the Securities and Exchange Commission (“Commission”) by the Registrant:

(1) The Registrant’s Annual Report on Form 10-K, for the year ended December 31, 2007, filed March 12, 2008, (Commission File No. 001-31657);

(2) Quarterly Report on Form 10-Q for the period ended March 31, 2008 filed with the Commission on May 7, 2008 (Commission File No. 001-31657);

(3) Current Reports on Form 8-K, filed with the Commission on January 7, 2008, February 4, 2008, May 23, 2008, May 29, 2008 (two filings), June 2, 2008 and June 3, 2008 (Commission File No. 001-31657).

(4) The description of common stock which is contained under the caption “Description of Securities”, in the Registrant’s Registration Statement on Form SB-2 (Commission File No. 333-113712) originally filed on March 18, 2004, as amended, including the Rule 424(b)(1) prospectus filed August 10, 2004 (Commission File No. 333-113712) (which description was incorporated by reference in the Registrant’s Registration Statement on Form 8A filed August 10, 2004 (Commission File No. 001-316570), including any amendments or reports filed for the purpose of updating such description.

                All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the initial filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

                Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities

                Not applicable.

Item 5. Interest of Named Experts and Counsel

                Not applicable

Item 6. Indemnification of Directors and Officers

                The Registrant’s articles of incorporation and by-laws provide that the Registrant’s directors and officers shall not be personally liable to the Registrant or its stockholders for damages for breach of fiduciary duty as a director or officer, except for liability for (a) acts of omissions which involve intentional or reckless conduct, fraud or a knowing violation of law, or (b) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes. Moreover, the provisions would apply to claims against a director for violations of certain laws, including federal securities laws. The Registrant’s articles of incorporation and by-laws also contain provisions to indemnify its directors and officers to the fullest extent permitted by Nevada law. In addition, the Registrant may enter into indemnification agreements with its directors and officers. These provisions and agreements may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors and officers.

Item 7. Exemption from Registration Claimed

                Not applicable.

Item 8. Exhibits

Number	Document Description

4	Arena Resources, Inc. Stock Option Plan, as amended
5	Opinion of Johnson, Jones, Dornblaser, Coffman & Shorb, P.C.
23.1	Consent of Hansen, Barnett & Maxwell, P.C., certified public accountants.
23.2	Consent of Lee Keeling and Associates, Inc., Independent Petroleum Engineers.
23.3	Consent of Johnson, Jones, Dornblaser, Coffman & Shorb, P.C. (contained in Exhibit 5).

Item 9. Undertakings

        (a)     The undersigned registrant hereby undertakes:

                  (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

               (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

               (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on June 20, 2008.

Arena Resources, Inc.
(Registrant)

By:	/s/ Phillip W. Terry

Phillip W. Terry, Chief Executive Officer

                Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Phillip W. Terry	Chief Executive Officer	June 20, 2008
(Principal Executive Officer)
Phillip W. Terry

/s/ William R. Broaddrick	Chief Financial Officer (Principal	June 20, 2008
Financial Officer and
William R. Broaddrick	Principal Accounting Officer)

/s/ Lloyd T. Rochford	Director	June 20, 2008

Lloyd T. Rochford

/s/ Stanley M. McCabe	Director	June 20, 2008

Stanley M. McCabe

/s/ Clayton E. Woodrum	Director	June 20, 2008

Clayton E. Woodrum

/s/ Anthony B. Petrelli	Director	June 20, 2008

Anthony B. Petrelli

/s/ Carl H. Fiddner	Director	June 20, 2008

Carl H. Fiddner

Exhibit Index

Exhibit Number	Description
4	Arena Resources, Inc. Stock Option Plan, as amended [incorporated by reference to Exhibit 4 to the Company's Registration Statement on Form S-8 filed November 28, 2007, (Commission File No. 333-147665)].
5	Opinion of Johnson, Jones, Dornblaser, Coffman & Shorb, P.C.
23.1	Consent of Hansen, Barnett & Maxwell, P.C., certified public accountants.
23.2	Consent of Lee Keeling and Associates, Inc., Independent Petroleum Engineers.
23.3	Consent of Johnson, Jones, Dornblaser, Coffman & Shorb, P.C. (contained in Exhibit 5)